Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Reports Record Backlog for First Quarter Fiscal 2024 and Provides Sales Guidance for Expected Growth in Second Quarter and Full Year of FY2024 as Supply Chain Issues Improve

MILTON, N.Y., July 13, 2023 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its first quarter of fiscal year 2024, ended May 31, 2023.

First Quarter Fiscal 2023 Highlights (compared with the first quarter of fiscal 2023 unless otherwise noted). The three-month periods ended May 31, 2023 and 2022 are referred to as the first quarter of fiscal 2024 and fiscal 2023, respectively.

•	Net Sales were $3.6 million, a decrease of 11%, primarily driven by vendor delays which pushed out planned first quarter shipments into the second and third quarters of fiscal 2024.
•	Gross Profit was $1.8 million, a decrease of 16% due to the decline in sales, the Gross Margin was 49.3%.
•	As of May 31, 2023 the Company had $12.1 million in cash, cash equivalents and marketable securities and no outstanding debt.
•	Backlog at May 31, 2023 was $9.96 million, a record high and a 17% increase from the preceding quarter, and a year-over-year increase of 135%. New high margin, production line, system orders for the green energy sector are contributing to the growth in backlog.
•	Sales Guidance for the second quarter of FY2024, ending August 31, 2023, is for substantial sales growth as delayed orders have already begun shipping to customers.
•	Sales Guidance for fiscal year 2024, ending February 29, 2024, anticipates sales to rebound strongly due to the record backlog and ongoing improvements of supply chain issues.

“The first quarter of fiscal 2024 continued to be impacted by lingering supply chain issues, however, we’ve made significant progress improving the situation, which is expected to begin to positively impact shipments in the current fiscal quarter that began on June 1, 2023. This positive development is due to a combination of vendor initiatives and our own success increasing our internal vertical integration.

“With these issues continuing to improve, we are moving aggressively forward with full production of the delayed systems that have the potential for multiple repeat orders this year. Our record backlog has grown to $9.96 million at quarter end from both delayed shipments to customers and the new orders that we’ve received. Since our fiscal year ended in February, backlog has grown 17% and is 135% higher than a year ago. Supported by the orders in hand and expected from the Green Energy sector, activity in our development labs, and the recovery of a more reliable supply chain, Sono-Tek is looking forward to an excellent year,” said Dr. Christopher L Coccio, Chairman and CEO.

First Quarter Fiscal 2024 Results

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

			Change
	FY 2023	FY 2022	$	%
Net Sales	$3,603	$4,052	$(449)	-11%
Gross Profit	$1,777	$2,107	$(330)	-16%
Gross Margin	49.32%	52.00%

Operating (Loss)/Income	$(92)	$381	$(473)	-124%
Operating Margin	-2.55%	9.40%

Net Income	$53	$306	$(253)	-83%
Net Margin	1.47%	7.55%

First Quarter Fiscal 2024 Sales Overview

Net sales were $3,603,000 in the first quarter of fiscal 2024, a decrease of 11%. The decrease was primarily due to the impact of delayed shipments to customers resulting from lingering supply chain issues.

Integrated Coating System sales increased by 84%, largely due to the final delivery of a multi-system order to an industrial market customer. Sales of Multi-Axis coating systems recorded an 11% decrease due to the lingering supply chain challenges in the period that resulted in the shipping delay of several large system orders. OEM System sales decreased by 51% resulting from several OEM customers purchasing higher than typical quantities of systems in FY2023 in order to build their own excess supply of inventory.

Sales to the Alternative Energy and Industrial markets increased by 37% and 219% respectively. The Alternative Energy market was impacted by the continued adoption of Sono-Tek platforms used in the manufacturing of critical membranes for carbon capture, green hydrogen generation and fuel cells applications. The Industrial market was positively impacted by the final shipment of a multi-system order. Sales to the Medical market decreased by 77%, due to the delayed delivery of several multi-axis coating machines. These systems are presently scheduled for shipment in Q2 FY2024.

Approximately 66% of sales were to the U.S. and Canada compared to 48% in the comparable period of fiscal 2023. The increased sales to the U.S. and Canada were positively impacted by several U.S. government initiatives to invest in the green energy sector and advanced research markets. EMEA sales decreased by 57% primarily due to the previously mentioned supply chain related shipment delays of multi-axis systems.

Backlog on May 31, 2023 was $9,957,000, a record high and an increase of 17% compared with backlog of $8,541,000 on February 28, 2023. Backlog increased 135% from the $4,230,000 backlog at May 31, 2022, the end of the first quarter of fiscal 2023. The increase in backlog is due to the receipt of additional orders as well as the delay in shipments due to supply chain issues.

First Quarter FY 2024 Financial Overview

Gross profit was $1,777,000, a decrease of 16% compared with $2,107,000 for the first quarter of fiscal 2023. The gross profit margin was 49.3% compared with 52% for the prior year period, primarily due to a less favorable product mix resulting from the lingering supply chain issues in the period.

Operating expenses were $1,869,000, an 8% increase from the prior year period. Research and product development costs increased 27% to $656,000 primarily due to increased salaries and the higher costs of research and development materials and supplies, which are directed to the Company’s ongoing focused growth initiatives. Marketing and selling expenses increased 1% to $801,000 primarily due to increases in salaries, and travel and trade show expenses, partially offset by a decrease in sales commissions. General and Administrative expenses decreased 2% to $412,000 primarily due to decreases in stock-based compensation, professional fees and corporate expenses, partially offset by an increase in salaries.

Operating income decreased $473,000 when compared to the prior year period to an operating loss of $92,000. The current period’s operating loss is a result of the decrease in gross profit combined with an increase in operating expenses in the first quarter of fiscal 2024.

Interest, dividend income and unrealized gain on marketable securities increased $128,000 to $124,000 due to the current high interest rate environment in the first quarter of fiscal 2024.

Net income was $53,000, or $0.00 per share, compared with $306,000, or $0.02 per share, for the first quarter of fiscal 2023, primarily due to a decrease in operating income partially offset by an increase in interest and dividend income and an income tax benefit for the period. Diluted weighted average shares outstanding were 15,769,442 compared to 15,752,424 for the prior year period.

Balance Sheet and Cash Flow Overview

At May 31, 2023 cash, cash equivalents and marketable securities totaled $12.1 million, Sono-Tek had no debt on its balance sheet and stockholders’ equity was $14.7 million.

At May 31, 2023, the Company had received approximately $3.6 million in cash deposits from its customers. These deposits are downpayments from customers for current orders.

Capital expenditures in the first quarter of fiscal 2024 were $149,000 which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $500,000 in fiscal year 2024.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially.

These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; residual effects from COVID-19 pandemic; the recovery of the Electronics/Microelectronics and Medical markets following COVID-19 related slowdowns; maintenance of increased order backlog and timely completion and shipment of related product; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	May 31, 2023	February 28,
	(Unaudited)	2023
ASSETS
Current Assets:
Cash and cash equivalents	$4,294,339	$3,354,601
Marketable securities	7,847,008	8,090,000
Accounts receivable (less allowance of $12,225)	1,141,476	1,633,866
Inventories	3,755,057	3,242,909
Prepaid expenses and other current assets	189,300	254,046
Total current assets	17,227,180	16,575,422

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,642,801	2,624,996
Intangible assets, net	53,193	57,202
Deferred tax asset	726,777	667,098

TOTAL ASSETS	$20,899,951	$20,174,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$933,630	$810,863
Accrued expenses	1,339,289	1,427,446
Customer deposits	3,610,575	2,838,165
Income taxes payable	262,571	381,421
Total current liabilities	6,146,065	5,457,895

Deferred tax liability	18,227	82,865
Total liabilities	6,164,292	5,540,760

Commitments and Contingencies (Note 9)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,742,073 and 15,742,073 shares issued and outstanding, respectively	157,421	157,421
Additional paid-in capital	9,615,193	9,566,898
Accumulated earnings	4,963,045	4,909,639
Total stockholders’ equity	14,735,659	14,633,958

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,899,951	$20,174,718

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2023	2022

Net Sales	$3,603,018	$4,051,535
Cost of Goods Sold	1,825,786	1,944,522
Gross Profit	1,777,232	2,107,013

Operating Expenses
Research and product development costs	656,438	516,633
Marketing and selling expenses	800,784	789,862
General and administrative costs	411,626	419,993
Total Operating Expenses	1,868,848	1,726,488

Operating (Loss)/Income	(91,616)	380,525

Interest and Dividend Income	105,990	7,415
Net unrealized gain/(loss) on marketable securities	17,658	(11,853)

Income Before Income Taxes	32,032	376,087

Income Tax (Benefit) Expense	(21,374)	70,451

Net Income	$53,406	$305,636

Basic Earnings Per Share	$0.00	$0.02

Diluted Earnings Per Share	$0.00	$0.02

Weighted Average Shares - Basic	15,742,073	15,729,175

Weighted Average Shares – Diluted	15,769,442	15,752,424

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales

	Three Months Ended May 31,				Change
	2023	% of total	2022	% of total	$	%
Fluxing Systems	$236,000	6%	$309,000	8%	(73,000)	(24%	)
Integrated Coating Systems	309,000	9%	168,000	4%	141,000	84%
Multi-Axis Coating Systems	1,763,000	49%	1,979,000	49%	(216,000)	(11%	)
OEM Systems	274,000	8%	554,000	14%	(280,000)	(51%	)
Spare Parts, Services and Other	1,021,000	28%	1,042,000	25%	(21,000)	(2%	)
TOTAL	$3,603,000		$4,052,000		$(449,000)	(11%	)

Market Sales

	Three Months Ended May 31,				Change
	2023	% of total	2022	% of total	$	%
Electronics/Microelectronics	$1,375,000	38%	$1,287,000	32%	88,000	7%
Medical	383,000	11%	1,675,000	41%	(1,292,000)	(77%	)
Alternative Energy	833,000	23%	609,000	15%	224,000	37%
Emerging R&D and Other	126,000	3%	203,000	5%	(77,000)	(38%	)
Industrial	886,000	25%	278,000	7%	608,000	219%
TOTAL	$3,603,000		$4,052,000		$(449,000)	(11%	)

Geographic Sales

	Three Months Ended
	May 31,		Change
	2023	2022	$	%
U.S. & Canada	$2,368,000	$1,938,000	$430,000	22%
Asia Pacific (APAC)	572,000	706,000	(134,000)	(19%	)
Europe, Middle East, Asia (EMEA)	426,000	990,000	(564,000)	(57%	)
Latin America	237,000	418,000	(181,000)	(43%	)
TOTAL	$3,603,000	$4,052,000	$(449,000)	(11%	)